UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14C INFORMATION

                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934

                           Check the appropriate box:

                      [x] Preliminary Information Statement

          [_]Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

                      [_] Definitive Information Statement

                            MAGUM D'OR RESOURCES INC.

                (Name of Registrant As Specified In Its Charter)

               PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

                              [x] No fee required.

    [_] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.


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Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

(4) Proposed maximum aggregate value of transaction: N/A

(5) Total fee paid: N/A

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or
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PRELIMINARY COPY

                           MAGNUM D'OR RESOURCES INC.
                         1108 W Valley Blvd, STE 6-399
                               Alhambra, CA 91803

             INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES EXCHANGE ACT OF 1934 AND REGULATION 14C THEREUNDER

                  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
                        REQUESTED NOT TO SEND US A PROXY

Dear Shareholder:

Effective March 13, 2006, the stockholders of Magnum D'Or Resources, Inc. ("Magnum") executed a written consent signed by the holders of the majority of its issued and outstanding voting stock, and the stockholders approved a one-for-forty (1-for-40) reverse stock split of its outstanding Common Stock.

The cost of distributing this Information Statement will be borne by Magnum which will reimburse brokerage houses, custodians, nominees and fiduciaries for their expenses in forwarding the material to the beneficial owners of its Common Stock.

Proposal:  Reverse Stock Split

Magnum has approved a one-for-forty (1-for-40) reverse split of its currently issued and outstanding shares of its Common Stock. As a result of the reverse split, each share of Common Stock outstanding at the effective time of the reverse split, will, without any action on the part of the holder thereof, become one-fortieth of a share of Common Stock. For purposes of this description, the Common Stock, as presently constituted, is referred to as the "Old Common Stock" and the Common Stock resulting from the reverse split is referred to as the "New Common Stock."

In connection with the reverse stock split, Magnum will not issue any fractional shares and any fractional shares will be rounded up to the next higher full share. In addition, the Board of Directors authorized special treatment to certain stockholders in order to preserve round lot holders (i.e., holders owning at least 100 shares) after the reverse split. Therefore, the stockholders of Magnum holding 4,000 of fewer shares of Common Stock but at least 100 shares of Common Stock will receive 100 shares of Common Stock after the reverse stock split, and persons holding less than 100 shares of Common Stock will not be affected and will continue to hold and own the same number of shares as before the reverse stock split.

Principal Effects of the Reverse Split. The principal effects of the reverse split will be as follows:

Based upon the 199,667,370 shares of Old Common Stock presently outstanding, the reverse split will decrease the number of outstanding shares of Old Common Stock to approximately 4,991,684 shares.

Magnum will obtain a new CUSIP number for the New Common Stock at the time of the reverse split. Following the effectiveness of the reverse split, each 40 shares of Old Common Stock, without any action on the part of the holder, will represent one share of New Common Stock.

Subject to minor differences resulting from the rounding up of fractional shares, as described below, consummation of the reverse split will not result in a material change in the relative equity position or voting power of the holders of Old Common Stock.

Purposes of the Reverse Stock Split. The reverse split will decrease the number of shares of Old Common Stock outstanding and may increase the per share market price for the New Common Stock. Theoretically, the number of shares outstanding should not, by itself, affect the marketability of the stock, the type of investor who acquires it, or Magnum's reputation in the financial community, but in practice this is not necessarily the case.

Many leading brokerage firms are reluctant to recommend lower-priced securities to their clients and a variety of brokerage house policies and practices currently tend to discourage individual brokers within firms from dealing in lower-priced stocks. Some of those policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures that make the handling of lower priced stocks unattractive to brokers from an economic standpoint. In addition, the structure of trading commissions also tends to have an adverse impact upon holders of lower priced stocks because the brokerage commission on a sale of a lower priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher priced issue.

In addition, in the absence of the reverse split, there are not a sufficient number of authorized but unissued shares of Common Stock to consummate future stock offerings or acquisitions. The Board of Directors believes that the Reverse Split is in the best interest of Magnum. The reverse split would reduce the number of shares of its Common Stock outstanding to amounts that the Board of Directors believes are more reasonable in light of its size and market capitalization. Finally, Magnum needs additional capital for its operations. However, no assurance can be given that the reverse split will result in any increase in the Common Stock price or that Magnum will be able to complete any financing following the reverse split.

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When the trading price of Magnum's Common Stock is below $5.00 per share, the
Common Stock is considered to be "penny stocks" that are subject to rules promulgated by the United States Securities and Exchange Commission (the "Commission") (Rule 15-1 through 15g-9) under the Securities Exchange Act of 1934. These rules impose significant requirements on brokers under these circumstances, including: (a) delivering to customers the Commission's standardized risk disclosure document; (b) providing to customers current bid and offers; (c) disclosing to customers the broker-dealer and sales representatives compensation; and (d) providing to customers monthly account statements.

The possibility exists that the reduced number of outstanding shares will adversely affect the market for the Common Stock by reducing the relative level of liquidity. Shareholders who own odd lots typically find it difficult to sell their shares and frequently find odd lot sales more expensive than round lot sales of 100 shares or more.

After the reverse split, Magnum will have issued and outstanding approximately 4,9915,684 shares of its Common Stock, and Magnum will have the corporate authority to issue approximately 195,008,316 additional shares of authorized but unissued Common Stock. These authorized and unissued shares may be issued without shareholder approval at any time, in the sole discretion of the Board of Directors. The authorized and unissued shares may be issued for cash, to acquire property or for any other purpose that is deemed in the best interests of Magnum. Any decision to issue additional shares will reduce the percentage of Magnum's shareholders' equity held by the current shareholders and could dilute Magnum's net tangible book value.

No Exchange of Stock Certificates and Elimination of Fractional Share Interests. On the effective date of the reverse split, each 40 shares of Old Common Stock will automatically be combined and changed into one share of New Common Stock. No additional action on the part of Magnum or any shareholder will be required in order to effect the reverse split. Shareholders will not be requested to exchange their certificates representing shares of Old Common Stock held prior to the reverse split for new certificates representing shares of New Common Stock. However, shareholders will be furnished the necessary materials and instructions to effect such exchange upon request.

No fractional shares of New Common Stock will be issued to any shareholder, and all fractional shares will be rounded up to the next whole number.

Federal Income Tax Consequences of the Reverse Split. The combination of 40 shares of the Old Common Stock into one share of New Common Stock should be a tax-free transaction under the Internal Revenue Code of 1986, as amended, and the holding period and tax basis of the Old Common Stock will be transferred to the New Common Stock received in exchange therefore.

This discussion should not be considered as tax or investment advice, and the tax consequences of the Reverse Stock Split may not be the same for all shareholders. Shareholders should consult their own tax advisors to know their individual Federal, state, local and foreign tax consequences.


AVAILABLE INFORMATION

Magnum is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports and other information with the Commission. The Registration Statement and such reports and other information may be inspected without charge at the Public Reference Room maintained by the U.S. Securities and Exchange Commission (the "Commission") at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may be obtained from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. Information on the operation of the Public Reference Room is available by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains an Internet site where the Registration Statement and other information filed with the Commission may be retrieved, and the address of such site is http://www.sec.gov. Statements made in this Information Statement concerning the contents of any document referred to herein are not necessarily complete.


BY ORDER OF THE BOARD OF DIRECTORS OF

MAGNUM D'OR RESOURCES INC.


By /s/ Shaojun Sun
  ------------------------------------------------
       SHAOJUN SUN, SECRETARY